Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FOURTH QUARTER AND FULL YEAR 2012 RESULTS

Fourth Quarter 2012 Highlights

•                  Increased fourth quarter 2012 cash dividend to $0.18 per common share, representing an 80% increase over the last six quarters.

•                  AFFO per share of $0.73.

•                  Announced $390 million investment in real estate private equity fund interests, including $115 million from our non-traded REIT.

•                  Acquired $326 million manufactured housing portfolio.

•                  Total capital raised of $146 million in the fourth quarter for our non-traded REIT.

Full Year 2012 Highlights

•                  AFFO per share of $1.71.

•                  Committed to $1.3 billion of investments, including $691 million in the fourth quarter.

•                  $351 million CMBS transaction collateralized by CRE first mortgages originated by NorthStar and its non-traded REIT.

•                  Raised $443 million of capital in our non-traded REIT, bringing total capital raised to $600 million at December 31, 2012.

NEW YORK, NY, February 14, 2013 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter 2012 Results

NorthStar reported adjusted funds from operations (“AFFO”) for the fourth quarter 2012 of $0.73 per share compared with $0.44 per share for the fourth quarter 2011.  AFFO for the fourth quarter 2012 was $105.5 million compared to $43.6 million for the fourth quarter 2011.  Net loss to common stockholders for the fourth quarter 2012 was $(27.6) million, or $(0.20) per diluted share, compared to a net loss of $(82.7) million, or $(0.85) per diluted share for the fourth quarter 2011.  Fourth quarter 2012 net loss includes $(117.5) million of non-cash fair value adjustments, including a $106.9 million increase in the value of our CDO bonds, compared to $(115.5) million of non-cash fair value adjustments for the fourth quarter 2011.  These non-cash fair value adjustments are excluded from AFFO.

Full Year 2012 Results

NorthStar reported AFFO for the full year 2012 of $1.71 per share compared with $1.60 per share for the full year 2011. AFFO for the full year 2012 was $224.2 million compared to $149.4 million for the full year 2011.  Net loss to common stockholders for the full year 2012 was $(288.6) million, or $(2.31) per diluted share, compared to a net loss of $(263.0) million, or $(2.94) per diluted share for the full year 2011.  Full year 2012 net loss includes $(469.3) million of non-cash fair value adjustments, including a $510.1 million increase in the value of our CDO bonds, compared to $(385.5) million of non-cash fair value adjustments for the full year 2011.  These non-cash fair value adjustments are excluded from AFFO.

David T. Hamamoto, chairman and chief executive officer, commented “2012 was a transformative year for NorthStar.  We committed to $1.3 billion of highly accretive and diverse investments across the commercial real estate landscape, which allowed us to substantially increase our cash flow and increase our dividend each quarter of 2012.   The cash available for distribution that we expect to earn in 2013 represents a sizable cushion to our current dividend and we will continue to evaluate our distribution policy on a quarterly basis, balancing distributions with retaining cash flow for accretive investments.  As we begin 2013, our pipeline of compelling investment opportunities has never been stronger and we are very excited about our prospects for 2013.”

Mr. Hamamoto continued, “Our asset management business gained significant traction in 2012 and we expect this business to continue to grow as we enter the market with additional vehicles in 2013.  Based on our expectation of capital raising for our non-traded REITs in 2013, we anticipate earning over $40 million of net fees from our asset management business in 2013.  Because we are an internally managed REIT, our shareholders are the direct beneficiaries of this long-term, highly valuable and growing fee stream.”

Investments

During the fourth quarter, NorthStar committed $390 million to subscribe for Class A limited partnership interests in one or more newly formed limited partnerships (collectively, the “Partnership”). The Partnership will acquire limited partnership interests in approximately 50 real estate private equity funds managed by top institutional-quality sponsors. This investment is expected to be funded with $275 million from NorthStar and $115 million from NorthStar’s sponsored non-traded REIT, NorthStar Real Estate Income Trust, Inc. (“NorthStar Income I”).  NorthStar expects the first closing of this investment in February 2013, at which time the full amount of the investment would be funded. The Partnership is entitled to all distributions of capital after June 30, 2012 from the private equity funds underlying this investment irrespective of when this investment may close. The closing of each fund is subject to customary closing conditions.

During the fourth quarter, Northstar acquired a $326 million portfolio of 36 manufactured housing communities containing 6,296 pad rental sites and 604 manufactured homes located across those sites.  NorthStar financed the transaction with a $237 million non-recourse, 10-year mortgage with an interest rate of 4.38%.  NorthStar expects to earn an initial current yield of 15% on its $81 million of equity in this investment.

During the fourth quarter, NorthStar invested $15 million of equity in two commercial real estate loans with a $38 million aggregate principal balance.  During 2012, NorthStar invested $109 million of equity in 12 commercial real estate loans with a $265 million aggregate principal balance and expects to earn a weighted average return on this invested equity of 18%, including $8 million of facility financing that closed subsequent to year end.

The principal proceeds NorthStar could receive from CDO bonds acquired during the fourth quarter is $40 million, which were purchased for $26 million with a weighted average original credit rating of AA/Aa2. The principal proceeds NorthStar could receive from CDO bonds acquired during 2012 is $326 million, which were purchased for $159 million with a weighted average original credit rating of AA-/Aa3 and have an expected yield-to-maturity of over 20%.

As of December 31, 2012, the principal proceeds NorthStar could receive from its owned CDO bonds is $708 million, of which $558 million was repurchased at an average price of 32% in the secondary market and has a weighted average original credit rating of A+/A1.  The discount to par of $379 million represents potential imbedded cash flows that we may realize in future periods in addition to our capital invested in these bonds.

NorthStar had approximately $7.4 billion of assets under management at December 31, 2012.

For additional details regarding NorthStar’s investments, please refer to the tables on the following pages and to the corporate presentation which will be posted on NorthStar’s website, www.nrfc.com, following close of business on February 15, 2013.

Asset Management Business

During the fourth quarter 2012, NorthStar received management fees from its consolidated CDOs of $3.3 million, which are eliminated on NorthStar’s consolidated statement of operations.  In addition, during the fourth quarter 2012, NorthStar received $3.2 million of fees from NorthStar Income I.

NorthStar Income I raised $146 million in the fourth quarter 2012 and $600 million of total capital as of December 31, 2012, through NorthStar Realty Securities, LLC, NorthStar’s wholly-owned broker-dealer. NorthStar Realty Securities, LLC currently has total signed selling agreements with broker-dealers covering more than 65,000 registered representatives.  NorthStar expects to earn annual net fees approximately equal to three percentage points based on total capital raised for our sponsored non-traded REITs. NorthStar Healthcare Income, Inc. began signing selling agreements and subsequent to the fourth quarter broke escrow and anticipates raising capital shortly.

During the fourth quarter, we, through our wholly-owned subsidiary, originated four loans on behalf of NorthStar Income I with a $167 million aggregate principal balance. In 2012, we originated 15 loans on behalf of NorthStar Income I with a $475 million aggregate principal balance.

Liquidity, Financing and Capital Markets Highlights

Unrestricted cash as of December 31, 2012 totaled approximately $445 million. Unrestricted cash after the $275 million commitment to the Partnership (net of $40 million deposited in connection with the Partnership prior to December 31, 2012) would be $210 million.

In October 2012, NorthStar sold 5.0 million shares of its 8.875% Series C Preferred Stock at a par value of $25 per share, generating net proceeds of $121 million.

In December 2012, NorthStar sold 28.75 million shares of its common stock at a public offering price of $6.40 per share, generating net proceeds of $177 million.

Currently, NorthStar’s only near-term unsecured corporate debt obligations relate to its exchangeable senior notes, of which $36 million principal amount of 11.5% notes are due in June 2013 and $13 million principal amount of 7.25% notes are payable in June 2014 at the holders’ option.

Portfolio Management

At December 31, 2012, NorthStar had one loan on non-performing status (“NPL”), which had a $13 million aggregate principal amount and a $7 million carrying value.  This compares to three loans with a $25 million aggregate principal amount and a $4 million carrying value at September 30, 2012.  NorthStar categorizes a loan as a NPL if it is in maturity default and/or is past due 90 days on its contractual debt service payments.

During the fourth quarter 2012, NorthStar recorded $3.3 million of net provision for loan losses, compared to $6.4 million of net provision for loan losses during the third quarter 2012.  As of December 31, 2012, loan loss reserves totaled $157 million, or 7% of total loans, related to 13 loans with a carrying value of $223 million.

As of December 31, 2012, NorthStar’s net lease portfolio was 94% leased with a 5.7 year weighted average remaining lease term.  As of December 31, 2012, NorthStar’s healthcare portfolio that was leased to third-party operators was 100% leased with weighted average lease coverage of 1.3x and a 6.9 year weighted average remaining lease term.  As of December 31, 2012, NorthStar’s manufactured housing portfolio was 86% leased.

Stockholders’ Equity

At December 31, 2012, NorthStar had 169,835,986 total common shares and operating partnership units outstanding and $20 million of non-controlling interests relating to its operating partnership.  GAAP book value per share was $4.82 at December 31, 2012, which includes negative GAAP equity in certain of our non-recourse CDO financings due to non-cash fair value adjustments.  Adjusted book value at December 31, 2012 would be $6.75 per share, exclusive of certain unrealized and other adjustments, loan loss reserves and accumulated depreciation and amortization.

The adjusted book value does not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REIT vehicles and NorthStar’s CDO management fees.  NorthStar expects over $40 million of net asset management fees in 2013.  For a reconciliation of adjusted book value per share to GAAP book value per share, please refer to the tables on the following pages.

Common Dividend Announcement

On February 13, 2013, NorthStar announced that its Board of Directors declared a cash dividend of $0.18 per share of common stock, payable with respect to the quarter ended December 31, 2012.  The dividend is expected to be paid on March 1, 2013 to shareholders of record as of the close of business on February 25, 2013. The Company’s common shares will begin trading ex-dividend on February 21, 2013.

Earnings Conference Call

NorthStar will hold a conference call to discuss fourth quarter 2012 financial results on February 14, 2013, at 10:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, chairman and chief executive officer; Albert Tylis, president; Daniel Gilbert, chief investment and operating officer; and Debra Hess, chief financial officer.

The call will be webcast live over the Internet from NorthStar’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-941-8609, or for international callers, by dialing 480-629-9771.

A replay of the call will be available one hour after the call through Thursday, February 21, 2013 by dialing 800-406-7325 or, for international callers, 303-590-3030, using pass code 4590712.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT.  For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except share and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)

Net interest income
Interest income	$142,686	$90,570	$386,053	$401,201
Interest expense on debt and securities	11,988	13,036	50,557	45,280
Net interest income on debt and securities	130,698	77,534	335,496	355,921

Other revenues
Rental and escalation income	31,308	26,818	116,614	112,697
Commission income	14,094	6,249	42,385	12,024
Advisory and other fees - related party	3,150	1,277	7,916	959
Other revenue	276	—	2,272	925
Total other revenues	48,828	34,344	169,187	126,605
Expenses
Other interest expense	24,154	21,683	91,470	96,940
Real estate properties — operating expenses	4,896	3,912	18,545	22,611
Asset management expenses	2,884	1,438	6,714	8,824
Commission expense	12,968	5,647	38,506	10,764
Other costs, net	2,179	—	2,571	—
Impairment on operating real estate	966	—	966	—
Provision for loan losses, net	3,300	4,940	23,037	52,980
Provision for loss on equity investment	—	—	—	4,482
General and administrative
Salaries and equity-based compensation (1)	20,549	22,931	62,313	66,183
Other general and administrative	2,845	6,096	19,787	24,882
Total general and administrative	23,394	29,027	82,100	91,065
Depreciation and amortization	12,392	11,888	48,836	44,258
Total expenses	87,133	78,535	312,745	331,924
Income (loss) from operations	92,393	33,343	191,938	150,602
Equity in earnings (losses) of unconsolidated ventures	504	1,649	88	(2,738)
Other income (loss)	—	5,850	20,258	4,162
Unrealized gain (loss) on investments and other	(135,204)	(138,633)	(548,277)	(489,904)
Realized gain (loss) on investments and other	24,717	16,845	60,485	78,782
Gain from acquisitions	—	8	—	89
Income (loss) from continuing operations	(17,590)	(80,938)	(275,508)	(259,007)
Income (loss) from discontinued operations	24	(606)	340	(717)
Gain (loss) on sale from discontinued operations	1,765	(130)	2,079	17,198
Net income (loss)	(15,801)	(81,674)	(273,089)	(242,526)
Less: net (income) loss allocated to non-controlling interests	(2,384)	4,222	11,527	5,615
Preferred stock dividends	(9,396)	(5,231)	(27,025)	(20,925)
Contingently redeemable non-controlling interest accretion	—	—	—	(5,178)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(27,581)	$(82,683)	$(288,587)	$(263,014)

Net income (loss) per share from continuing operations (basic/diluted)	$(0.21)	$(0.85)	$(2.32)	$(3.12)
Income (loss) per share from discontinued operations (basic/diluted)	—	—	—	(0.01)
Gain per share on sale of discontinued operations (basic/diluted)	0.01	—	0.01	0.19
Net income (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(0.20)	$(0.85)	$(2.31)	$(2.94)
Weighted average number of shares of common stock:
Basic	139,218,177	96,006,344	125,198,517	89,348,670
Diluted	145,455,938	100,244,453	131,224,199	93,627,456

(1)

The three months ended December 31, 2012 and 2011 include $2.8 million and $4.8 million, respectively, of equity-based compensation expense. The twelve months ended December 31, 2012 and 2011 include $12.8 million and $11.7 million, respectively, of equity-based compensation expense.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands, except share data)

	December 31,
	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$444,927	$144,508
Restricted cash	360,075	298,364
Operating real estate, net	1,401,658	1,089,449
Real estate securities, available for sale	1,124,668	1,473,305
Real estate debt investments, net	1,832,231	1,710,582
Investments in and advances to unconsolidated ventures	111,025	96,143
Receivables, net of allowance of $1,526 in 2012 and $1,179 in 2011	28,413	31,488
Receivables, related parties	23,706	5,979
Unbilled rent receivable	16,129	11,891
Derivative assets, at fair value	6,229	5,735
Deferred costs and intangible assets, net	97,700	98,384
Assets of properties held for sale	1,595	3,198
Other assets	65,422	37,411
Total assets(1)	$5,513,778	$5,006,437

Liabilities
CDO bonds payable	$2,112,441	$2,273,907
Mortgage notes payable	1,015,670	783,257
CMBS bonds payable	98,005	—
Secured term loan	14,664	14,682
Credit facilities	61,088	64,259
Exchangeable senior notes	291,031	215,853
Junior subordinated notes, at fair value	197,173	157,168
Accounts payable and accrued expenses	45,895	66,622
Escrow deposits payable	90,032	52,856
Derivative liabilities, at fair value	170,840	234,674
Other liabilities	86,075	103,545
Total liabilities(2)	4,182,914	3,966,823

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $536,640 and $250,000 aggregate liquidation preference as of December 31, 2012 and 2011, respectively	504,018	241,372
Common stock, $0.01 par value, 500,000,000 shares authorized, 163,607,259 and 96,044,383 shares issued and outstanding as of December 31, 2012 and 2011, respectively	1,636	960
Additional paid-in capital	1,195,131	809,826
Retained earnings (accumulated deficit)	(376,685)	(8,626)
Accumulated other comprehensive income (loss)	(22,179)	(36,160)
Total NorthStar Realty Finance Corp. stockholders’ equity	1,301,921	1,007,372
Non-controlling interests	28,943	32,242
Total equity	1,330,864	1,039,614
Total liabilities and equity	$5,513,778	$5,006,437

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$320,815	$261,295
Operating real estate, net	342,461	313,227
Real estate securities, available for sale	1,015,972	1,358,282
Real estate debt investments, net	1,478,503	1,631,856
Investments in and advances to unconsolidated ventures	59,939	62,938
Receivables, net of allowance	16,609	22,530
Derivative assets, at fair value	—	61
Deferred costs and intangible assets, net	37,753	47,499
Assets of properties held for sale	1,595	3,198
Other assets	14,814	20,549
Total assets of consolidated VIEs	$3,288,461	$3,721,435

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable	$2,112,441	$2,273,907
Mortgage notes payable	228,446	228,525
Secured term loan	14,664	14,682
Accounts payable and accrued expenses	13,626	15,754
Escrow deposits payable	67,406	52,660
Derivative liabilities, at fair value	170,840	226,481
Other liabilities	25,144	55,007
Total liabilities of consolidated VIEs	$2,632,567	$2,867,016

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of NorthStar’s historical or future financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  These include: Funds From Operations and Adjusted Funds From Operations.  NorthStar believes these terms can be useful measures of its performance, which are further defined following the table below.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) ($ in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Funds from operations:
Income (loss) from continuing operations	$(17,590)	$(80,938)	$(275,508)	$(259,007)
Non-controlling interests (1)	(3,620)	572	(2,435)	(7,165)
Net income (loss) before non-controlling interest in Operating Partnership	(21,210)	(80,366)	(277,943)	(266,172)

Adjustments:
Preferred stock dividends	(9,396)	(5,231)	(27,025)	(20,925)
Impairment on operating real estate	966	—	966	—
Depreciation and amortization	16,133	8,786	48,440	41,156
Funds from discontinued operations	115	(96)	711	74
Real estate depreciation and amortization, unconsolidated ventures	205	207	826	853
Funds from Operations	(13,187)	(76,700)	(254,025)	(245,014)

Adjusted funds from operations:
Funds from operations	(13,187)	(76,700)	(254,025)	(245,014)
Straight-line rental income, net	(1,230)	(852)	(3,336)	(2,762)
Straight-line rental income/expense and amortization of above/below market leases, unconsolidated ventures	216	1,014	918	930
Amortization of above/below market leases	(533)	(235)	(1,398)	(891)
Amortization of equity-based compensation	2,768	4,831	12,817	11,682
Unrealized (gain) loss from fair value adjustments	117,458	115,512	469,270	385,513
Gain from acquisitions	—	(8)	—	(89)
Adjusted Funds from Operations	$105,492	$43,562	$224,246	$149,369

FFO per share of common stock	$(0.09)	$(0.76)	$(1.94)	$(2.62)
AFFO per share of common stock (2)	$0.73	$0.44	$1.71	$1.60

(1)         Amount excludes non-controlling limited partner interest in NorthStar’s operating partnership.

(2)         AFFO per share does not take into account any potential dilution from certain restricted stock units, exchangeable notes or warrants.

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Management believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and NorthStar in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT), as net income (loss) (computed in accordance with U.S. GAAP), excluding gains (losses) from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, impairment charges on depreciable property owned directly or indirectly and after adjustments for unconsolidated ventures.  FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

NorthStar calculates AFFO by subtracting from or adding to FFO:

•                  normalized recurring expenditures that are capitalized by NorthStar and then amortized, but which are necessary to maintain NorthStar’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•                  an adjustment to reverse the effects of the straight-lining of rental income or expense and fair value lease revenue;

•                  the amortization or accrual of various deferred costs including intangible assets and equity-based compensation;

•                  an adjustment to reverse the effects of acquisition gains or losses; and

•                  an adjustment to reverse the effects of non-cash unrealized gains (losses).

NorthStar’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP.  Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties.  Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of NorthStar’s operating performance or as an alternative to cash flow from operating activities as a measure of NorthStar’s liquidity.

NorthStar urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

Assets Under Management at December 31, 2012 (1)

($ in thousands)

	Amount	%

CRE Debt
First mortgage loans	$1,578,872	21.3%
Mezzanine loans	440,941	6.0%
Credit tenant and term loans	230,178	3.1%
Subordinate mortgage interests	121,473	1.6%
Other (2)	336,893	4.6%
Total CRE debt	2,708,357	36.6%

Real Estate
Net lease	401,286	5.4%
Healthcare	572,370	7.7%
Other real estate (3)	326,028	4.4%
Total real estate	1,299,684	17.5%

Asset Management
NorthStar Income I (4)	854,516	11.5%

CRE Securities
CMBS	2,207,067	29.9%
Third-party CDO notes	197,103	2.7%
Other securities	134,905	1.8%
Total CRE securities	2,539,075	34.4%
Grand total	$7,401,632	100.0%

(1)

Based on principal amount of CRE debt and security investments and the cost basis of our real estate. Any real estate owned (either directly or through a joint venture) as a result of taking title to a property through foreclosure, deed in lieu or otherwise (“taking title to a property”) reflects the principal amount of the loan at time of foreclosure.

(2)	Primarily related to real estate owned (either directly or through a joint venture) as a result of taking title to a property.
(3)	Relates to an investment in manufactured housing communities including $284 million of pad rental sites, $13 million of manufactured homes and $29 million of intangible and other assets.
(4)	Based on consolidated total assets.

Investments

2012

($ in millions)

NorthStar Balance Sheet Investments	Assets	Invested Equity	Expected ROE (1)

Opportunistic CRE investments (2)	$362	$362	17	%+
Opportunistic CDO bond repurchases	326	159	20	%+
Real estate portfolio	332	84	15	%+
CRE loans	265	109	18	%(3)

Total / weighted average	$1,285	$714	18	%+

Originated loans in 2012 - NorthStar non-traded REIT	$475

Total Loans	$740

(1) Management provides no assurances that the weighted average life or cash flows of investments will be consistent with management’s expectations or that the CDO bonds, originated loans or other investments, will payoff at par, if at all.

Actual results could differ materially from those presented.

(2) Includes $275 million investment in real estate private equity fund interests which is expected to close in February 2013.

(3) Reflects $8 million of credit facility financing obtained in January 2013.

Balance Sheet Holdings of NorthStar CDO Bonds (1)

At December 31, 2012

($ in thousands)

Principal
Based on original credit rating:	Amount (2)

AAA	$129,005
AA through BBB	386,917
Below investment grade	191,790
Total	$707,712

Weighted average original credit rating of repurchased CDO bonds	A+ / A1

Weighted average purchase price of repurchased CDO bonds	32%

(1)	Unencumbered CDO bonds are owned by NorthStar. The majority of CDO bonds are eliminated with the corresponding liability of the respective CDO on NorthStar’s consolidated financial statements.

(2)	Represents the maximum amount of principal proceeds that could be received. There is no assurance NorthStar will receive the maximum amount of principal proceeds.

CDOs primarily backed by CRE Debt

($ in thousands)

	N-Star IV	N-Star VI	N-Star VIII	CSE		CapLease
Issue/Acquisition Date	Jun-05	Mar-06	Dec-06	Jul-10		Aug-11		Total
Balance sheet as of December 31, 2012 (1)
Assets, principal amount	$359,529	$459,309	$938,171	$993,252		$165,619		$2,915,880
CDO bonds, principal amount (2)	239,103	357,573	718,867	920,631		146,241		2,382,415
Net assets	$120,426	$101,736	$219,304	$72,621		$19,378		$533,465

CDO quarterly cash distributions and coverage tests (3)
Equity notes and retained original below investment grade bonds	$1,747	$773	$4,553	$8,412		$684		$16,169
Collateral management fees	283	469	984	378		85		2,199

Interest coverage cushion (1)	1,861	944	3,102	7,680		412

Overcollateralization cushion (shortfall) (1)	48,552	57,931	131,339	74,211		9,009
At offering	19,808	17,412	42,193	(151,595	)(4)	5,987	(5)

(1)   Based on remittance report issued on date nearest to December 31, 2012.

(2)   Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)   Interest coverage and overcollateralization coverage to the most constrained class.

(4)   Based on trustee report as of June 24, 2010, closest to the date of acquisition.

(5)   Based on trustee report as of August 31, 2011, closest to the date of acquisition.

CDOs primarily backed by CRE Securities

($ in thousands)

	N-Star I	N-Star II	N-Star III	N-Star V	N-Star VII	N-Star IX
Issue/Acquisition Date	Aug-03	Jul-04	Mar-05	Sep-05	Jun-06	Feb-07	Total
Balance sheet as of December 31, 2012 (1)
Assets, principal amount	$133,795	$164,320	$242,790	$366,016	$342,338	$1,036,652	$2,285,911
CDO bonds, principal amount (2)	131,048	153,332	160,316	300,889	284,391	737,697	1,767,673
Net assets	$2,747	$10,988	$82,474	$65,127	$57,947	$298,955	$518,238

CDO quarterly cash distributions and coverage tests (3)
Equity notes and retained original below investment grade bonds	$—	$—	$—	$—	$—	$3,170	$3,170
Collateral management fees	53	56	74	$75	$69	$788	1,115

Interest coverage cushion (shortfall) (1)	NEG	737	NEG	NEG	NEG	2,572

Overcollateralization cushion (shortfall) (1)	NEG	NEG	NEG	NEG	NEG	18,749
At offering	8,687	10,944	13,610	12,940	13,966	24,516

(1)   Based on remittance report issued on date nearest to December 31, 2012.

(2)   Includes all outstanding CDO bonds payable to third parties and all CDO bonds owned by NorthStar.

(3)   Interest coverage and overcollateralization coverage to the most constrained class.

GAAP Book Value Rollforward

($ in thousands, except per share data)

		Amount	Per Share
Common book value at September 30, 2012, per share		$688,935	$4.88

Net income to common shareholders before non-controlling interest in Operating Partnership, excluding non-cash fair value adjustments included in net income (loss)		88,642	0.63

Fair value adjustments included in net income (loss):
CDO bonds payable		(106,909)	(0.76)
Trust preferred debt		(15,073)	(0.11)
Securities		(13,054)	(0.09)
Derivatives		17,578	0.12

Change in other comprehensive income		2,491	0.02

Common dividends		(23,981)	(0.17)

Accretion (dilution) from additional shares issued during quarter (1)		179,188	0.30
Total net increases/(decreases)		128,882	(0.06)

Common book value at December 31, 2012, per share (2)(3)		$817,817	$4.82

Adjusted common book value at December 31, 2012, per share (3)(4)		$1,145,605	$6.75

2013 expected net asset management fees	$40,000+

(1)         Includes December common stock offering, amortization of LTIPs and issuance of common shares from Dividend Reinvestment Plan.

(2)         Common book value is calculated as total stockholder’s equity of $1.3 billion and non-controlling interest in the operating partnership of $20 million less preferred stock of $504 million.

(3)         U.S. GAAP book value per share and adjusted book value per share calculations do not take into consideration any value related to the in-place and anticipated advisory fee income streams generated by NorthStar’s sponsored, non-traded REIT vehicles and NorthStar’s CDO management fees and do not take into account any potential dilution from certain restricted stock units, exchangeable notes or warrants.

(4)         Cumulative net unrealized and other adjustments total a positive $33 million ($0.19 per share), loan loss reserves total a negative $157 million ($0.92 per share) and accumulated depreciation and amortization total a negative $204 million ($1.20 per share) as of December 31, 2012.  Excluding from GAAP book value these unrealized and other adjustments, loan loss reserves and accumulated depreciation and amortization would result in adjusted book value of $6.75 per share at December 31, 2012.

NRFC NNN Holdings, LLC Portfolio Summary

($ in thousands)

					Remaining			Cost basis
Date				Square	Lease	Cost	Existing	less
Acquired	Tenant or Guarantor of Tenant		Location/MSA	Feet	Term (1)	Basis (2)	Debt	Debt

Nov-2007	Alliance Data Systems Corp.		Columbus, OH	199,112	4.9	$33,829	$22,643	$11,186
Mar-2007	Citigroup, Inc.		Fort Mill, SC/Charlotte	165,000	7.8	34,303	29,526	4,777
Jun-2006	Covance, Inc.		Indianapolis, IN	333,600	13.0	34,519	27,023	7,496
Feb-2007	Credence Systems Corp.		Milpitas, CA/San Jose	178,213	4.2	30,144	20,616	9,528
Sep-2006	Dick’s Sporting Goods, Inc. / PetSmart, Inc. (3)		9 properties	467,971	3.1 - 11.7	64,503	45,823	18,680
Sep-2005	Electronic Data Systems Corp.		2 in MI / 1 in CA / 1 in PA	387,842	2.7	62,718	44,576	18,142
Aug-2005	GSA - U.S. Department of Agriculture		Salt Lake City, UT	117,553	4.3	23,211	14,132	9,079
Jun-2007	Landis Logistics / East Penn		Reading, PA	609,000	3.4 - 5.0	26,223	18,074	8,149
Jul-2006	Northrop Grumman Space & Mission Systems Corp	.	Aurora, CO/Denver	183,529	2.5	42,400	31,713	10,687
Mar-2006	Party City Corp. (Amscan) / Lerner Enterprises, Inc.		Rockaway, NJ/ Northern NJ	121,038	2.4 - 4.6	22,221	16,374	5,847
Feb-2006	Quantum Corporation (4)		Colorado Springs, CO	406,207	0.2 - 8.2	27,215	17,281	9,934

Total NRFC NNN Holdings, LLC Portfolio				3,169,065	5.7	$401,286	$287,781	$113,505

(1) Remaining lease term as of December 31, 2012.  Total represents weighted average based on cost basis.

(2) Cost basis includes capitalized expenditures since acquisition.

(3) Six of ten Dick’s Sporting Goods, Inc. / PetSmart, Inc. properties are ground lease interests.

(4) Dollar amounts shown are 50% of total relating to NRFC NNN Holding’s, LLC subsidiary’s 50% interest in a joint venture with an institutional investor.

Portfolio Cash Flow and Tenant Credit Profile

($ in thousands)

	Three Months Ended December 31, 2012				Primary Tenant
Tenant or Guarantor of Tenant	Base Rent	NOI	Debt Service	NOI Less Debt Service	Market Cap (1)	Actual Credit Rating

Alliance Data Systems Corp.	$599	$592	$(459)	$133	7,488	not rated
Citigroup, Inc.	538	532	(516)	16	120,791	A- / A
Covance, Inc.	638	633	(522)	111	3,201	not rated
Credence Systems Corp.	701	695	(450)	245	312	not rated
Dick’s Sporting Goods, Inc. / PetSmart, Inc.	1,321	1,288	(990)	298	5,616	not rated (2)
Electronic Data Systems Corp.	1,508	1,499	(831)	668	13,900	not rated
GSA - U.S. Department of Agriculture	648	424	(342)	82	N/A	implied AAA
Landis Logistics / East Penn	409	343	(332)	11	N/A	not rated
Northrop Grumman Space & Mission Systems Corp.	873	873	(622)	251	16,766	BBB+/Baa1
Party City Corp. (Amscan) / Lerner Enterprises, Inc.	468	459	(306)	153	362	B/B2 (3)
Quantum Corporation (50%)	584	577	(321)	256	318	not rated

Total	$8,287	$7,915	$(5,691)	$2,224

(1)    Based on information from Bloomberg at close of market on December 31, 2012 and presented in millions.

(2)    Dick’s Sporting Goods, Inc. is not rated by the major credit rating agencies.  PetSmart, Inc. is rated BB+ by S&P.

(3)    The Party City Corp. lease is guaranteed by Amscan Holdings, Inc. which has a B/B2 credit rating by S&P and Moody’s, respectively.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include, but are not limited to, those relating to the operating performance of our investments, the fees earned from our asset management business, our financing needs, the anticipated funding of our investment in the Partnership, the effects of our current strategies, loan and securities activities, our ability to manage our collateralized debt obligations, or CDOs, our ability to earn sufficient cash to cover our payout ratio and our non-traded real estate investment trusts, or REITs’, ability to raise capital. Our ability to predict results or the actual effect of plans or strategies is inherently uncertain, particularly given the economic environment. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements and you should not unduly rely on these statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from those forward looking statements. These factors include, but are not limited to: adverse economic conditions and the impact on the commercial real estate finance industry; access to debt and equity capital and our liquidity; our use of leverage; our ability to meet various coverage tests with respect to our CDOs; our ability to obtain mortgage financing on our net lease properties; the affect of economic conditions on the valuations of our investments; our ability to source and close on attractive investment opportunities; performance of our investments relative to our expectations and the impact on our actual return on equity; ability to source and close on attractive investment opportunities; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all;  our ability to access the securitization market; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; illiquidity of properties in our portfolio; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; regulatory requirements with respect to our business and the related cost of compliance; the impact of any conflicts arising from our asset management business; the ability to raise capital for, and effectively implement the business plan of,  the non-traded REITs we sponsor or advise; the fee stream we will receive from our non-traded REITs and the valuation thereof; changes in laws or regulations governing various aspects of our business; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; competition for qualified personnel and our ability to retain key personnel; the effectiveness of our risk management systems; failure to maintain effective internal controls; compliance with the rules governing REITs; whether NorthStar’s investment in real estate private equity fund interests closes on the terms anticipated, if at all; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward-looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 beginning on page 18. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission; could cause our actual results to differ significantly from those contained in any forward-looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772